                                                            EXHIBIT 99.1


FOR IMMEDIATE RELEASE
FOR INVESTOR RELATIONS INFORMATION, CONTACT:    FOR MARKETING INFORMATION, CONTACT:
The Poretz Group, Investor Relations                   TREEV
Karen Vahouny 703-506-1778 x224                        Paul Bender 703-478-2260
karen@poretz.com                                       pbender@treev.com


           TREEV ANNOUNCES PLAN TO COMPLY WITH NASDAQ REQUIREMENTS


HERNDON, VA. --SEPTEMBER 17, 1998 -- TREEV, Inc. (NASDAQ/NMS: TREV) today announced that it will commence plans to effect a reverse stock split of its Common Stock in response to the minimum share price requirements for maintaining listing on the Nasdaq National Market System.

Nasdaq has indicated that because the Company's stock has traded below the Nasdaq minimum bid price of $1.00, the Company is not currently in compliance with the minimum bid price requirement to maintain listing on the Nasdaq National Market System. Nasdaq indicated further that if, on or before October 7, 1998, the Company's Common Stock is not in compliance for at least 10 consecutive trading days, the Company's Stock will be delisted at the
opening of business on October 9.   In an effort to maintain its listing, the
Company intends to request a hearing before October 7, 1998 if the Company is out of compliance at that time. The Company understands that, under Nasdaq procedures, the Company's Common Stock will continue to trade on Nasdaq pending the outcome of that hearing. The Company will also file preliminary proxy materials with the SEC to seek shareholder approval to effect a reverse stock split.

The Company believes that if a reverse stock split is approved by shareholders and implemented, the Company's Common Stock will trade at a price above the minimum required bid price for continued listing on the Nasdaq National Market System. However, no assurance can be given that the market price would rise in proportion to the reverse split or remain at levels necessary for such continued listing. Any inability to trade on Nasdaq would likely adversely effect the market price and liquidity of the Common Stock.

The Company will request a hearing with respect to delisting, and the Company will pursue the shareholders' approval of the reverse stock split during the period prior to the hearing. In the event that the Company's Common Stock trades at a minimum price of more than $1.00 for a period of 10 consecutive trading days, and the Company is thereby able to maintain its Nasdaq National Market System listing, the Company will reassess whether to proceed with the reverse stock split.

"We believe that it is important for TREEV to remain on the Nasdaq National Market," notes Chairman and Chief Executive Officer Jim Leto. "The negative market conditions this summer clearly have hindered the ability of our stock to exceed $1.00, although our Company's financial condition and operations have never been stronger. We believe that if the stock price does not trade at $1.00 for 10 consecutive trading days it is in best interests of shareholders to pursue the reverse stock split and bring us into compliance with Nasdaq's minimum share requirements."

TREEV(R) is a leading developer and marketer of integrated document management solutions. The Company's integrated software suite allows businesses to quickly and easily build or customize client/server and Web-based document management applications. TREEV's standards-based component architecture consists of four core technologies: DocuTREEV(TM) (imaging), DataTREEV(TM) (COLD), AutoTREEV(TM) (workflow) and OmniTREEV(TM) (document management). Built on its award-winning patented object management technology, the TREEV suite of software products extends a company's investment in legacy and client/server applications by providing users with flexible, cost-effective document management solutions. The Company's software is marketed through partners such as Sybase (NASDAQ: SYBS), Lockheed Martin (NYSE: LMT), ALLTEL (NYSE: AT), EDS (NYSE: EDS) and Intergraph Corporation (NASDAQ: INGR).

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward looking statements that involve a number of risks and uncertainties. Although the Company has used its best efforts to be accurate in making these forward looking statements, it is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition to those factors, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the computer industry and general economy; competitive factors; ability to attract and retain customers; ability to attract business partners and maintain and increase their levels of sales and marketing; ability to attract and retain personnel, including key management personnel; maintenance of the Company's Nasdaq listing; and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q.

                                     ###